EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Crown Crafts, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-136868, No. 333-183298 and No. 333-200037 on Form S-8 of Crown Crafts, Inc. and subsidiaries of our report dated June 11, 2015, with respect to the consolidated balance sheets of Crown Crafts, Inc. and subsidiaries as of March 29, 2015 and March 30, 2014 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended, and the related financial statement schedule, which report appears in the March 29, 2015 annual report on Form 10-K of Crown Crafts, Inc. and subsidiaries.

/s/ KPMG LLP

Baton Rouge, Louisiana

June 11, 2015